UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under the Securities Act of 1933

RICKY'S BOARD SHOP, INC.
(Exact name of registrant as specified in its charter)

Nevada	5961	20-5605395
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2904 E. Francis
Spokane, WA 99208
(509) 954-5452
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Savoy Financial Group, Inc.
6767 W Tropicana Ave, Suite 207
Las Vegas NV 89103
(702) 248-1027
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Randy Brumbaugh, Esq.
417 W. Foothill Blvd.
PMB B-175
Glendora, CA 91741

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Amount of Shares to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	405,000 (1)	$0.10 (2)	$40,500.00	$1.59

(1)

This registration statement registers the potential resale of 405,000 shares of commons tock held by security holders of the Registrant.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum.  The price of $0.10 is a fixed price at which the selling security holders may sell their shares until a trading market for our common stock develops, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

RICKY'S BOARD SHOP, INC.

405,000 shares of common stock

$0.10 per share

Ricky's Board Shop, Inc. is registering an aggregate of 405,000 shares of its common stock that are to be sold, from time-to-time, by one or more of the Selling Stockholders and their transferees, pledges, donees or their successors (collectively referred to hereinafter as the "Selling Stockholders").  The Selling Stockholders may only offer and sell common stock using this prospectus in transactions at a fixed offering price of $0.10 per share until a trading market develops in our common stock, at which time the Selling Stockholders may sell shares at prevailing market prices, which may vary, or at privately negotiated prices.  The proceeds from the sale of the Selling Stockholders' shares will go directly to the Selling Stockholders and will not be available to us.  The Selling Stockholders are listed under "Selling Security Holders" on 12.

Currently, no public market exists for our common stock.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss of your investment.  See "Risk Factors" starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Offered by the Selling Stockholders	Number of Shares	Offering Price	Underwriting Discounts & Commissions (See "Plan of Distribution" beginning on page 13)	Proceeds to the Company
Per Share	1	$0.10	$0.00	$0.00
Total	405,000	$40,500.00	$0.00	$0.00

This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC becomes effective.  This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

Ricky's Board Shop, Inc. does not plan to use this offering prospectus before the effective date.

The date of this Prospectus is March 17, 2008

PROSPECTUS SUMMARY AND RISK FACTORS

The Company

Ricky's Board Shop, Inc. was incorporated in the State of Nevada on September 19, 2006.  We are a development stage company with the goal of establishing ourselves as an on-line retailer of recreational sports equipment.  We plan to sell hard and soft goods from such manufacturers as: Hyperlite, Ronix, HO, Radar, Oakley, Utopia, No Fear, SixSixOne, Sunlines, No Fear, SoCal, Northwest Riders, The Shop and DC.  We have initiated our development and start-up activities, but have not yet commenced planned principal operations.  Our operations have been devoted primarily to startup and development activities, which include the following:

1.

Formation of the Company,

2.

Obtaining capital through sales of our common stock and debt securities,

3.

Identifing, but not yet contacting, manufacturers and suppliers of recreational products,

4.

Reserving a domain name at www.theshopcorp.com and

5.

Begining preliminary planning and design of our website.

We are attempting to build Ricky's Board Shop to become fully operational.  In order to begin generating revenues, we must:

1.

Develop and publish our website:  We have reserved the domain name www.theshopcorp.com and are working to develop content to publish on the website.  We believe this site is critical to reaching prospective customers and for generating awareness of our brand.  Additionally, establishing an Internet presence is imperative, as the site will serve as our base of operations and the sole method through which we will realize sales.  Our website is not currently functional.

2.

Devise a marketing strategy:  We believe that generating awareness of our company will drive consumers to our website.  In order to do so, we must develop and implement an effective promotional strategy.  We intend to utilize search engine placement and keyword submission optimization services to increase the visibility of our website, once it is operational.  We currently have no marketing strategies in place and our website is still in the development stage.

Since our inception on September 19, 2006 to December 31, 2007, we have not generated any revenues and have incurred a net loss of $13,486.  We believe that the $10,000 in bridge loan financing and an additional $40,500 in funds received from unregistered sales of our common equity are sufficient to finance our efforts to become fully operational and carry us through the next at least 12 months.  However, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors' report to the financial statements included in the registration statement, of which this prospectus is a part.  It is hoped that we will begin to generate revenues within the next 12 months, of which there can be no guarantee.  The realization of sales revenues in the next 12 months is important for our plan of operations.  However, we cannot guarantee that we will generate such growth.  If we do not produce sufficient cash flow to support our operations over the next 12 months, we may need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  We can not assure you that any financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for us to stay in business.

We currently have two officers and directors, Richard Krieger and Kandice Olsen, both of whom also act as employees.  These individuals work for us on a part-time basis.

As of the date of this prospectus, RBS has 7,905,000 shares of $0.001 par value common stock issued and outstanding.

Ricky's Board Shop's administrative office is located at 2904 E. Francis, Spokane, WA 99208, telephone (509) 954-5452.

Ricky's Board Shop's fiscal year end is December 31.

Offering by the Selling Stockholders

The offering partially consists of shares offered by the Selling Stockholders.  The Selling Stockholders are offering 405,000 shares of our currently issued and outstanding common stock as soon as practicable after this Registration Statement becomes effective.  The selling shareholders will sell at a price of $0.10 per share until the shares are quoted on the OTC Bulletin Board® or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices.  To date, no effort has been made to obtain listing on the OTC Bulletin Board or any national stock exchange or association.  The company has not approached any broker/dealers with regard to assisting the company to apply for such listing.

Resale transactions may not take place due to the absence of registration or applicable exemptions.  Apart from the States of Arizona, Illinois, Iowa, Missouri, South Dakota and Washington, we have not made any determinations as to where such resale transactions may or may not occur.  Resale transactions in any State except Arizona, Illinois, Iowa, Missouri, South Dakota and Washington require proper diligence on the part of the investor.

The offering price of $0.10 for the common stock being registered for hereby is what the selling shareholders had paid for their shares.

All proceeds from sales of shares by the Selling Stockholders will go directly to the Selling Stockholders and none will be available to Ricky's Board Shop, Inc.

Ricky's Board Shop, Inc. has agreed to pay all costs and expenses relating to the registration of its common stock, but the Selling Stockholders will be responsible for any related commissions, taxes, attorney's fees and related charges in connection with the offer and sale of the shares.  The Selling Stockholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

Our Transfer Agent is Holladay Stock Transfer, 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251, phone (480) 481-3940.

Summary Financial Information

The summary financial data are derived from the historical financial statements of Ricky's Board Shop.  This summary financial data should be read in conjunction with "Management's Discussion and Plan of Operations" as well as the historical financial statements and the related notes thereto, included elsewhere in this prospectus.

Balance Sheet Data

	December 31,
	2007	2006
ASSETS
Current assets
Cash and equivalents	$44,418	$10,050
Total current assets	44,418	10,050

Fixed assets, net of depreciation	544	-

Total assets	$44,962	$10,050

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$425	$425
Accrued interest	1,050	65
Note payable	10,000	9,978
Total current liabilities	11,475	10,470

Stockholders' equity
Common stock	7,905	7,500
Additional paid-in capital	39,068	73
(Deficit) accumulated during development stage	(13,486)	(7,993)
Total stockholders' equity (deficit)	33,487	(420)

Total liabilities and stockholders' equity (deficit)	$44,962	$10,050

Statements of Operations Data

	For the years ended		September 19, 2006
	December 31,		(Inception) to
	2007	2006	December 31, 2007
Revenue	$-	$-	$-

Expenses:
Depreciation expense	255	-	255
Executive compensation	-	7,500	7,500
General and administrative expenses	4,233	425	4,658
Total expenses	4,488	7,925	12,413

Interest expense	(1,005)	(68)	(1,073)

Net (loss)	$(5,493)	$(7,993)	$(13,486)

Net (loss) per share	$(0.00)	$(0.00)

Risk Factors

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means.  Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

Our officers and directors work for us on a part-time basis.  As a result, we may be unable to develop our business and manage our public reporting requirements.

Our operations depend on the efforts of Richard Krieger, our President and director, and Kandice Olsen, our Secretary, Treasurer and director.  Neither Mr. Krieger nor Mrs. Olsen has experience related to public company management, nor as a principal accounting officer.  Because of this, we may be unable to develop and manage our business.  We cannot guarantee you that we will overcome any such obstacle.

Investors may lose their entire investment if we fail to implement our business plan.

Ricky's Board Shop, Inc. was formed in September 2006.  We have no demonstrable operations record, on which you can evaluate our business and prospects.  Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.  These risks include, without limitation, competition, the absence of ongoing revenue streams, management that is inexperienced in managing a public company and lack of brand recognition.  RBS cannot guarantee that we will be successful in accomplishing our objectives.  Since our inception, we have not generated any revenues and may incur losses in the foreseeable future.  If we fail to implement and create a base of operations for our proposed outdoor sporting goods business, we may be forced to cease operations, in which case investors may lose their entire investment.

If we are unable to continue as a going concern, investors may face a complete loss of their investment.

We have yet to commence our planned operations.  As of the date of this Prospectus, we have had only limited start-up operations and generated no revenues.  Taking these facts into account, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern in the independent registered public accounting firm's report to the financial statements included in the registration statement, of which this prospectus is a part.  If our business fails, the investors in this offering may face a complete loss of their investment.

Investors will have limited control over decision-making because principal stockholder, officer and director of Ricky's Board Shop control the majority of our issued and outstanding common stock.

Mr. Richard Krieger, an officer and director, beneficially owns approximately 94.9% of the outstanding common stock.  As a result, this individual could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership limits the power to exercise control by the minority shareholders that will have purchased their stock in this offering.

Ricky's Board Shop may not be able to attain profitability without additional funding, which may be unavailable.

We have limited capital resources.  To date, we have not generated cash from our principal business of selling outdoor sporting goods via the Internet.  Unless we begin to generate sufficient revenues from our proposed recreational products business to finance operations as a going concern, we may experience liquidity and solvency problems.  Such liquidity and solvency problems may force us to go out of business if additional financing is not available.  We have no intention of liquidating.  In the event our cash resources are insufficient to continue operations, we intend to raise addition capital through offerings and sales of equity or debt securities.  In the event we are unable to raise sufficient funds, we will be forced to go out of business and will be forced to liquidate.  A possibility of such outcome presents a risk of complete loss of investment in our common stock.

Because of competitive pressures from competitors with more resources, Ricky's Board Shop may fail to implement its business model profitably.

The market for customers is intensely competitive and such competition is expected to continue to increase.  We expect to compete with many online, direct marketing and physical retailers that either specialize in recreational sports supplies or carry such goods as a complementary offering to a wider array of recreational or general merchandise.  These companies range in size from independently owned and operated stores, large national sporting goods retailers like Dick's Sporting Goods and Sports Authority.

Generally, our actual and potential competitors have longer operating histories, greater financial and marketing resources, greater name recognition and a loyal client base.  Therefore, many of these competitors may be able to devote greater resources to attracting a customers and preferred vendor pricing.  There can be no assurance that our current or potential competitors will not stock comparable or superior products to those to we expect to offer.  Competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.  Store-based retailers also enable customers to handle products in a manner that is not possible over the Internet.  Increased competition could result in lower than expected operating margins or loss of market share, any of which would materially and adversely affect our business, results of operation and financial condition.

We may be unable to generate sales without marketing or distribution capabilities.

We have not commenced our planned business of selling outdoor sporting goods via the Internet and do not have any sales, marketing or distribution capabilities.  We cannot guarantee that we will be able to develop a sales and marketing plan or to develop an effective chain of distribution.  In the event we are unable to successfully implement these objectives, we may be unable to generate sales and operate as a going concern.

We may not be able to generate sales because consumers may choose not to shop online.

We may not be able to attract potential customers who shop in traditional retail stores to shop on our proposed web site.  Furthermore, we may incur significantly higher and more sustained advertising and promotional expenditures than anticipated to attract online shoppers and to convert those shoppers into purchasing customers.  As a result, we may not be able to achieve profitability, and even if we are successful at attracting online customers, we expect it could take several years to build a substantial customer base.  Specific factors that could prevent widespread customer acceptance of our e-commerce solution include:

1.

Delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

2.

Customer concerns about buying products without physically handling them;

3.

Customer concerns about the security of online transactions and the privacy of their personal information; and

4.

Difficulties in returning or exchanging items purchased through the website.

We may lose our officers and directors due to conflicts of interest.

Our operations depend substantially on the skills and experience of its officers and directors: Richard Krieger and Kandice Olsen.  Both of these individuals are currently involved in other business activities and may, in the future, engage in further business opportunities.  Mr. Krieger is the proprietor of The Board Shop, a related-party recreational sporting goods store physically located in Spokane, Washington, with which we entered into a Merchandising Agreement.  Both Mr. Krieger and Mrs. Olsen may face a conflict in selecting between Ricky's Board Shop and other business interests.  We have not formulated a policy for the resolution of such conflicts.  Without employment contracts, we may lose either or both of these individuals to other pursuits without a sufficient warning and, consequently, go out of business.

We may not generate a sufficient amount of cash to service our indebtedness and alternatives to service our indebtedness may not be effective.

Our ability to repay our indebtedness will depend on our ability to generate cash flow from operations, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that our business will generate enough cash flows from operations.  If we do not have enough cash to service our debt, meet other obligations and fund other liquidity needs, we may be required to take actions such as reducing or delaying capital expenditures, restructuring or refinancing all or part of our existing debt or seeking additional equity capital.  We cannot assure you that any of these alternatives will be effective, including that any refinancing or restructuring would be available on commercially reasonable terms, or at all.  In addition, the terms of existing or future debt agreements may restrict us from adopting these alternatives.

If our computer systems and Internet infrastructure fail, we will be unable to conduct our business.

We will depend upon third-party Internet service providers for the design, hosting and e-commerce capabilities for our proposed website.  The performance of such providers' Internet infrastructure is critical to our business and reputation, as well as out ability to attract web users, new customers and commerce partners.  Any system failure that causes an interruption in service or a decrease in responsiveness of our web site could result in an impairment of traffic on our web site and, if sustained or repeated, could materially harm our reputation and the attractiveness of our brand name.  To the extent that we do not effectively address any capacity constraints, such constraints would have a material adverse effect on its business, result of operations and financial condition.

We may be unable to obtain sufficient quantities of sporting goods on acceptable commercial terms because we do not have long-term distribution or manufacturing agreements.

We intend to rely primarily on product manufacturers and third-party distributors to supply the recreational products we plan to offer.  Our business would be seriously harmed if we were unable to develop and maintain relationships with suppliers and distributors that allow us to obtain sufficient quantities of quality merchandise on acceptable terms.  Additionally, we may be unable to establish alternative sources of supply for our products to ensure delivery of merchandise in a timely and efficient manner or on terms acceptable to us.  If we cannot obtain and stock our products at acceptable prices and on a timely basis, we may lose sales and our potential customers may take their purchases elsewhere.

Our revenue and gross margin could suffer if we fail to manage our inventory properly.

Our business depends on our ability to anticipate our needs for products and our as yet unidentified supplier's ability to deliver sufficient quantities of products at reasonable prices on a timely basis.  Given that we are in the development stage we may be unable to accurately anticipate demand and manage inventory levels that could seriously harm us.  If predicted demand is substantially greater than consumer purchases, there will be excess inventory.  In order to secure inventory, we may make advance payments to suppliers, or we may enter into non-cancelable commitments with vendors.  If we fail to anticipate customer demand properly, a temporary oversupply could result in excess or obsolete inventory, which could adversely affect our gross margin.

Failure by us to respond to changes in consumer preferences could result in lack of sales revenues and may force us out of business.

Any change in the preferences of our potential customers that we fail to anticipate could reduce the demand for the recreational and outdoor sports products we intend to sell.  Decisions about our focus and the specific products we plan to offer will often be made in advance of entering the marketplace.  Failure to anticipate and respond to changes in consumer preferences and demands could lead to, among other things, customer dissatisfaction, failure to attract demand for our proposed products and lower profit margins.

Seasonality and fluctuations in our business could make it difficult for you to evaluate our operations on a period by period basis.

Although we plan to offer products covering a variety of activities, each sport we plan to cater to suffers intrinsic seasonal fluctuations.  Thus, our future operating results may fluctuate significantly from period to period.  For instance, wakeboarding is naturally most popular during the summer months, when temperatures are warmer and consumers are able to enjoy water-sports.  Conversely, during the winter months, there is a significant decline in interest in wakeboarding.  This seasonality, for wakeboarding in specie and other activities in general, along with other factors that are beyond our control, including general economic conditions, changes in consumer behavior and periodic weather anomalies, could adversely affect our operations and cause our results of operations to fluctuate.  Results of operations in any period should not be considered indicative of the results to be expected for any future period.

The sale of our products is also subject to substantial cyclical fluctuation.  If our revenues in a particular quarter are lower than we anticipate, we may be unable to reduce spending in that quarter.  As a result, any shortfall in revenues would likely adversely affect our quarterly operating results.  Specifically, in order to attract and retain a larger customer base, we may plan to significantly increase our expenditures on sales and marketing, content development, technology and infrastructure.  Many of these expenditures are planned or committed in advance and in anticipation of future revenues.

Ricky's Board Shop may lose its top management without employment agreements.

Our operations depend substantially on the skills and experience of Richard Krieger and Kandice Olsen, our directors and officers.  We have no other full- or part-time employees besides these individuals.  Furthermore, we do not maintain key man life insurance on either of these two individuals.  Without employment contracts, we may lose either or both of our officers and directors to other pursuits without a sufficient warning and, consequently, go out of business.

Both of our officers and directors are involved in other business opportunities and may face a conflict in selecting between our company and their other business interests.  In the future, either Mr. Krieger or Mrs. Olsen may also become involved in other business opportunities.  We have not formulated a policy for the resolution of such conflicts.  If we lose either or both of Mr. Krieger and Mrs. Olsen to other pursuits without a sufficient warning we may, consequently, go out of business.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.  Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.  Investors relying upon this misinformation may make an uninformed investment decision.

Certain Nevada corporation law provisions could prevent a potential takeover, which could adversely affect the market price of our common stock.

We are incorporated in the State of Nevada.  Certain provisions of Nevada corporation law could adversely affect the market price of our common stock.  Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us.  Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidate or candidates nominated by our board of directors.

The costs and expenses of SEC reporting and compliance may inhibit our operations.

After the effectiveness of this registration statement, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.  The costs of complying with such requirements may be substantial.  In the event we are unable to establish a base of operations that generates sufficient cash flows or cannot obtain additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations.

You may not be able to sell your shares in our company because there is no public market for our stock.

There is no public market for our common stock.  The majority of our issued and outstanding common stock, 94.9%, is currently held by Mr. Richard Krieger, an officer, director and employee.  Therefore, the current and potential market for our common stock is limited.  In the absence of being listed, no market is available for investors in our common stock to sell their shares.  We cannot guarantee that a meaningful trading market will develop.

If our stock ever becomes tradable, of which we cannot guarantee success, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control.  In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of our stock.

Investors may have difficulty liquidating their investment because our stock will be subject to penny stock regulation.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in Company securities may find it difficult to sell their securities, if at all.

All of our issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended.  When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently issued and outstanding shares of common stock, aggregating 7,905,000 shares of common stock, are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale.  Sales of shares by our shareholders, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of our common stock in any market that might develop.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements about our business, financial condition and prospects that reflect our management's assumptions and beliefs based on information currently available.  We can give no assurance that the expectations indicated by such forward-looking statements will be realized.  If any of our assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, our actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to, acceptance of our proposed services and the products we expect to market, our ability to establish a customer base, managements' ability to raise capital in the future, the retention of key employees and changes in the regulation of our industry.

There may be other risks and circumstances that management may be unable to predict.  When used in this prospectus, words such as, "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

Use of Proceeds

All of the shares being registered in this registration statement are issued and outstanding and held by the selling shareholders.  The selling security holders will receive the net proceeds from the resale of their shares.  We will not receive any of the proceeds from the sale of these shares, although we have agreed to pay the expenses related to the registration of such shares.

Determination of Offering Price

As there is no public market in the shares, Ricky's Board Shop, Inc. used the price of $0.10 per share, which is what the selling shareholders had paid for their shares, as the benchmark offering price.  The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to our assets, book value, historical earnings or net worth.  The selling shareholders will sell at a price of $0.10 per share until the shares are quoted on the OTC Bulletin Board® or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices.  To date, no effort has been made to obtain listing on the OTC Bulletin Board or any national stock exchange or association.  The Company has not approached any broker/dealers with regard to assisting the Company to apply for such listing.

Selling Security Holders

The following table sets forth (i) the number of outstanding shares, beneficially owned by the Selling Stockholders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

Name of Owner of Common Stock	Number of Shares Owned before the Offering	Number of Shares Offered by Selling Shareholders	Number of Shares Owned after the Offering	Percentage of Shares Owned after the Offering(1)

Britany Barker	20,000	20,000	0	0.00%
Shane Barker	20,000	20,000	0	0.00%
William Before	20,000	20,000	0	0.00%
Jeanie Before	10,000	10,000	0	0.00%
Michael L. Brull	20,000	20,000	0	0.00%
Lena M. Brull	20,000	20,000	0	0.00%
Erik B. Hildebrand	10,000	10,000	0	0.00%
Robert Hill	37,500	37,500	0	0.00%
Shania Hill	12,500	12,500	0	0.00%
Michael C. & Diana L. Kaiser	20,000	20,000	0	0.00%
Robert Maynard	10,000	10,000	0	0.00%
Daniel J. Mies	5,000	5,000	0	0.00%
Brandon Miller	10,000	10,000	0	0.00%
David Miller	25,000	25,000	0	0.00%
Betty J. Miller	25,000	25,000	0	0.00%
Wayne M. Miller	25,000	25,000	0	0.00%
James Nickerson	10,000	10,000	0	0.00%
Stephanie J. Nickerson	10,000	10,000	0	0.00%
Arnold W. Pahl	10,000	10,000	0	0.00%
Steve Rector	5,000	5,000	0	0.00%
Lana Rector	5,000	5,000	0	0.00%
Sherry Stockwell	25,000	25,000	0	0.00%
Gary Westphalen	25,000	25,000	0	0.00%
Elanor Westphalen	25,000	25,000	0	0.00%

Total (24 persons)	405,000	405,000	0	0.00%

Notes:

1.

Assumes the offering of all 405,000 offered for sale by the Selling Stockholders in this registration statement, of which this prospectus is a part.

2.

In November 2007, we sold 405,000 shares of our common stock to the twenty-four selling shareholders listed above.  The shares were issued at a price of $0.10 per share for total cash in the amount of $40,500.  The shares bear a restrictive transfer legend.  This November 2007 transaction (a) involved no general solicitation, (b) involved less than thirty-five non-accredited purchasers and (c) relied on a detailed disclosure document to communicate to the investors all material facts about Ricky's Board Shop, Inc., including an audited balance sheet and reviewed statements of income, changes in stockholders' equity and cash flows.

None of the Selling Stockholders has been affiliated with Ricky's Board Shop, Inc. in any capacity in the past three years.

None of the Selling Stockholders is a broker/dealer or an affiliate of a broker/dealer.

Plan of Distribution

There is no public market for our common stock.  Our common stock is currently held amongst a small community of shareholders.  Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited.  To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association.  We have not identified or approached any broker/dealers with regard to assisting us apply for such listing.  We are unable to estimate when we expect to undertake this endeavor.  In the absence of being listed, no market is available for investors in our common stock to sell their shares.  We cannot guarantee that a meaningful trading market will develop.  Ricky's Board Shop, Inc. cannot guarantee that a meaningful trading market will develop.

If the stock ever becomes tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control.  As a result, investors may be unable to sell their shares at or greater than the price they are being offered at.

The Selling Stockholders may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $0.10 per share until a trading market develops in our common stock, at which time the Selling Stockholders may sell shares at market prices, which may vary, or at negotiated prices.  The Selling Stockholders may use broker/dealers to sell their shares.  The broker/dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers of shares.

The Selling Stockholders may transfer the shares by means of gifts, donations and contributions.  This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, than a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information.  Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

The Selling Stockholders may offer their shares at various times in one or more of the following transactions:

1.

In the over-the-counter market;

2.

On any exchange on which the shares may hereafter be listed;

3.

In negotiated transactions other than on such exchanges;

4.

By pledge to secure debts and other obligations;

5.

In connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

6.

In a combination of any of the above transactions.

Some of the Selling Stockholders may be eligible and may elect to sell some or all of their shares pursuant to additional exemptions to the registration requirements of the Securities Act, including but not limited to, Rule 144 promulgated under the Securities Act, rather than pursuant to this Registration Statement.

Under certain circumstances the Selling Stockholders and any broker/dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act.  Any commissions received by such broker/dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act.  The Selling Stockholders may agree to indemnify such broker/dealers against certain liabilities, including liabilities under the Securities Act.

The Selling Stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act, which may limit the timing of purchases and sales of the shares by the Selling Stockholders.  Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.  All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to our common stock.

The Selling Stockholders will pay all commissions, transfer fees, and other expenses associated with the sale of securities by them.  The shares offered hereby are being registered by us, and we have paid the expenses of the preparation of this prospectus.  We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

We do not intend to engage in any distribution efforts on behalf of any of the holders of our common stock other than providing for registration of the securities registered for sale with the U.S. Securities and Exchange Commission.

Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, price, manner and size of each with the distribution of the shares.  There is no assurance, therefore, that the Selling Stockholders will sell any or all of the shares.  In connection with the offer and sale of the shares, we have agreed to make available to the Selling Stockholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares offered hereby.

Description of Securities

Ricky's Board Shop, Inc.'s authorized capital stock consists of 100,000,000 shares of common stock, having a $0.001 par value, and 100,000,000 shares of preferred stock, each having a $0.001 par value.

The holders of Ricky's Board Shop's common stock:

1.

Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by Ricky's Board Shop's Board of Directors;

2.

Are entitled to share ratably in all of Ricky's Board Shop's assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Ricky's Board Shop's affairs;

3.

Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

4.

Are entitled to one vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non assessable and all shares of common stock which are the subject of this offering, when sold, will be fully paid for and non assessable.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in our shares, reducing the level of trading activity in any secondary market that may develop for our shares, and accordingly, customers in our securities may find it difficult to sell their securities, if at all.

Holders of our Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

We have no current plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.  The Board of Directors is authorized to (i) provide for the issuance of shares of the authorized preferred stock in series and (ii) by filing a certificate pursuant to the law of Nevada, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, all without any further vote or action by the stockholders.  Any shares of issued preferred stock would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that potentially some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

Non-Cumulative Voting

Holders of shares of Ricky's Board Shop, Inc.'s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Ricky's Board Shop's directors.

Cash Dividends

As of the date of this prospectus, Ricky's Board Shop, Inc. has not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of Ricky's Board Shop's board of directors and will depend upon Ricky's Board Shop's earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is the present intention of Ricky's Board Shop not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in Ricky's Board Shop's business operations.

Interest of Named Experts and Counsel

Legal Matters

The validity of the shares of common stock that we are registering hereby will be passed upon for us by Randy Brumbaugh, Esq., Glendora, California, who holds no interest in our common stock.

Experts

Weaver & Martin, LLC, independent registered public accounting firm, have audited our financial statements at December 31, 2007 and 2006, and for the period September 19, 2006 (Inception) to December 31, 2007, as set forth in their report.  We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Weaver &Martin, LLC's report, given on their authority as experts in accounting and auditing.

Description of Business

Business Development and Summary

Ricky's Board Shop, Inc. was incorporated in the State of Nevada on September 19, 2006.  We are a development stage company with the goal of establishing ourselves as an on-line retailer of recreational sports equipment.  We have initiated our development and start-up activities, but have not yet commenced planned principal operations.  As of the date of this prospectus, we have generated no revenues.  Our operations to date have been devoted to the following:

1.

Formation of the Company,

2.

Obtaining capital through sales of our common stock,

3.

Establishing our presence by reserving the Internet domain "www.theshopcorp.com" and

4.

Begining preliminary planning and design of our website.

Our administrative office is located at 2904 E. Francis, Spokane, WA 99208.

Our fiscal year end is December 31.

Please see "Recent Sales of Unregistered Securities" on page 39 for our capitalization history.

Business of Issuer

Principal Products and Principal Markets

We plan to become an exclusively on-line retailer of action sports merchandise.  Ricky's Board Shop has reserved the Internet domain www.theshopcorp.com, which will serve as our base of operations and the sole method through which we will realize sales.  The site is anticipated to be our primary store-front, through which we will market, sell and distribute all merchandise.  Currently, the site is in development and has not been published.  Once the website is enabled as a sales channel, it will be expected to serve as our primary method of generating sales.  Until we publish our website, we will be unable to begin to generate revenues.

Our target market primarily consists of outdoor enthusiasts of the following sports:

1.

Water sports such as knee boarding, water skiing, wake boarding and body boarding;

2.

Wheeled sports like motocross and mountain biking; and

3.

Winter sports, such as snowboarding and snowmobiling.

As we are still in the development stage, we do not have any saleable inventory.  We intend to evaluate the merits of stocking products on an item-by-item basis.  All merchandising activities will be undertaken by Richard Krieger, our President, who runs The Shop, a brick-and-mortar action sports retail store in Spokane, Washington.  We have identified various manufacturers and suppliers from which we plan to begin to purchase inventory within the next three months, including: Hyperlite, Ronix, HO, Radar, Oakley, Utopia, No Fear, SixSixOne, Sunlines, No Fear, SoCal, Northwest Riders, The Shop and DC.  Although we have not identified any specific products that we desire to stock in inventory, we plan to cover the following basic product categories:

Clothing	Snowboarding Gear
Motocross Accessories	Sunglasses
Mountain Biking Equipment	Wakeboarding Equipment
Shoes	Water Skiing Supplies

Distribution Methods of the Products

We are currently in the process of establishing a base of operations in the action sports industry.  We are designing a website that will be published at www.theshopcorp.com, which will serve as our store-front and primary means of generating sales.

We have no methods of distribution in place, nor do we have any merchandise to distribute.  However, it is anticipated that when we are required to fulfill customer orders, we will use general parcel services such as DHL, Federal Express and United Parcel Service.

Industry Background and Competition

The sporting goods retail sector is highly fragmented and intensely competitive.  Our management believes this sector, in general, is comprised of three principal categories of retailers: large format sporting goods stores, traditional sporting goods stores and specialty sporting goods stores.  In addition, a variety of other retailers sell various types of sporting goods that generally compete with some of the items we intend to stock, such as sunglasses, clothes and shoes.

1.

Large Format Sporting Goods Stores.  Large format full-line sporting goods retailers generally range in size from 20,000 to 100,000 square feet, offer a broad selection of brand name sporting goods and tend to be either anchor stores in strip or enclosed malls or in free-standing locations.  Examples of these retailers include Dick's Sporting Goods, Sports Chalet, and Sports Authority.

2.

Traditional Sporting Goods Stores.  Traditional sporting goods retailers tend to have relatively small stores, generally range in size from 5,000 to 20,000 square feet and are frequently located in malls or strip centers.  Examples of these retailers are Modell's Sporting Goods, Big 5 Sporting Goods, and Hibbett Sporting Goods, as well as local independent sporting goods retailers.  These retailers typically carry limited quantities of each item in their assortment and generally offer a more limited selection than full line sporting goods retailers.

3.

Specialty Sporting Goods Stores.  Specialty sporting goods retailers have both relatively small stores and larger format stores, generally ranging in size from under 2,000 to over 200,000 square feet and tend to be either anchor stores in strip or enclosed malls or in free-standing locations.  Examples of these retailers include Champs, Bass Pro Shops, Gander Mountain, West Marine, Cabela's, and REI.  In addition to these national chains, there are numerous small owner-operator retailers that cater to a limited geographic region or sell products within a specific product category.

Our management believes we can be classified as a specialty retailer catering to the action sports enthusiast.  We plan to focus on water, mountain and snow sports such as wakeboarding, motocross, mountain biking and snowboarding.  Although our management estimates that these action sports require specialty and sport-specific products, there exist similar, and often competitively-priced, merchandise sold by numerous competitors of varying sizes.  Unfortunately, we are a start-up company without a base of operations and lacking an ability to generate sales.  As such, our competitive position is unfavorable in the general marketplace.  Unless we implement our planned operations and begin to generate revenues, we will not be able to maintain our operations.

Significantly all of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do.  Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.  Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.  In addition, larger, more well-established and financed entities may acquire, invest in or form joint ventures with online competitors or retailers with physical locations as the use of the Internet and other online services increases.

Seasonality

Our future operating results may fluctuate significantly from period to period due to our reliance on sports that possess intrinsic seasonality.  For instance, wakeboarding is naturally most popular during the summer months, when temperatures tend to be warmer and consumers are able to enjoy water-sports, while interest in snow sports are at its lowest.  Conversely, during the winter months, there is a significant decline in interest in wakeboarding and increased participation in snow sports.  Although we plan to offer products covering a variety of activities, each sport we plan to cater to suffers intrinsic seasonal fluctuations.

Effect of Existing or Probable Governmental Regulations

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or electronic commerce.  We do not currently provide individual personal information regarding our users to third parties and we currently do not identify registered users by age, nor do we expect to do so in the foreseeable future.  The adoption of additional privacy or consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services or require us to redesign our web site.

Number of total employees and number of full time employees

RBS is currently in the development stage.  During the development stage, we plan to rely exclusively on the services of Richard Krieger, President and director, and Kandice Olsen, our Secretary, Treasurer and director, to set up our business operations.  Both Mr. Krieger and Mrs. Olsen currently work for us on a part-time basis and each expects to devote approximately 10-20 hours per week to our business, or as needed.  There are no other full- or part-time employees.  We believe that our operations are currently on a small scale that is manageable by these individuals.

Available Information

1.

After this offering, we expect to furnish our shareholders with audited annual financial reports certified by our independent accountants.

2.

After this offering, we intend to file periodic and current reports required by the Securities Exchange Act of 1934 with the Securities and Exchange Commission to maintain the fully reporting status.

3.

You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20002.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings will be available on the SEC Internet site, located at http://www.sec.gov.

Description of Property

Ricky's Board Shop, Inc. uses office space at 2904 E. Francis, Spokane, Washington 99208.  Mr. Richard Krieger, an officer, director and shareholder, is providing the office space, located at Mr. Krieger's primary residence, at no charge to us.  We believe that this arrangement is suitable given that our current operations are primarily administrative.  We also believe that we will not need to lease additional administrative offices for at least the next 12 months.  There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Legal Proceedings

Our officers, directors and employees have not been convicted in a criminal proceeding, exclusive of traffic violations.

Our officers, directors and employees have not been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

Our officers, directors and employees have not been convicted of violating a federal or state securities or commodities law.

There are no pending legal proceedings against us.

No director, officer, significant employee or consultant of Ricky's Board Shop, Inc. has had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Market Information

As of the date of this prospectus, there is no public market in our common stock.

As of the date of this prospectus,

1.

There are currently warrants outstanding to purchase up to 200,000 shares of common equity of Ricky's Board Shop, Inc., exercisable at a price of $0.11 per share, or an aggregate of $22,000;

2.

There are currently 7,500,000 shares of our common stock held by Richard Krieger, an officer, director and employee, that are ineligible to be sold pursuant to Rule 144 under the Securities Act, none of which we have agreed to register for sale;

3.

In the future, all 7,500,000 shares of common stock not registered under this Prospectus will be eligible for sale pursuant to Rule 144 under the Securities Act;

4.

Other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

Holders

As of the date of this prospectus, Ricky's Board Shop, Inc. has approximately 7,905,000 shares of $0.001 par value common stock issued and outstanding held by twenty-four shareholders of record.  Our Transfer Agent is Holladay Stock Transfer, 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251, phone (480) 481-3940.

Dividends

Ricky's Board Shop, Inc. has never declared or paid any cash dividends on its common stock.  For the foreseeable future, Ricky's Board Shop intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash dividends on its common stock.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including Ricky's Board Shop's financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides the following information as of December 31, 2007, for equity compensation plans previously approved by security holders, as well as those not previously approved by security holders:

1.

The number of securities to be issued upon the exercise of outstanding options, warrants and rights;

2.

The weighted-average exercise price of the outstanding options, warrants and rights; and

3.

Other than securities to be issued upon the exercise of the outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	0	0	0

Total	0	0	0

Financial Statements

(a)  Audited Financial Statements as of December 31, 2007 and December 31, 2006

Ricky's Board Shop, Inc.

(A Development Stage Company)

Balance Sheet

as of

December 31, 2007 and 2006

and

Statements of Operations,

Stockholders' Equity, and

Cash Flows

For the years ended December 31, 2007 and 2006,

and from September 19, 2006 (Inception)

through

December 31, 2007

WEAVER & MARTIN

To the Board of Directors and Stockholders

Ricky's Board Shop, Inc.

Spokane, WA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the balance sheets of Ricky's Board Shop, Inc. (a development stage company) as of December 31, 2007 and 2006 and the related statements of operations, stockholders' equity, and cash flows for the two years then ended and the period of September 19, 2006 (inception) to December 31, 2007.  Ricky's Board Shop, Inc.'s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ricky's Board Shop, Inc. as of December 31, 2007 and 2006 and the results of its operations, stockholders' equity, and cash flows for the two years then ended and the period of September 19, 2006 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

February 1, 2008

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252

F1

Ricky's Board Shop, Inc.

(a Development Stage Company)

Balance Sheets

	December 31,
	2007	2006
ASSETS
Current assets
Cash and equivalents	$44,418	$10,050
Total current assets	44,418	10,050

Fixed assets, net of depreciation	544	-

Total assets	$44,962	$10,050

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$425	$425
Accrued interest	1,050	65
Note payable	10,000	9,978
Total current liabilities	11,475	10,470

Stockholders' equity
Common stock	7,905	7,500
Additional paid-in capital	39,068	73
(Deficit) accumulated during development stage	(13,486)	(7,993)
Total stockholders' equity (deficit)	33,487	(420)

Total liabilities and stockholders' equity (deficit)	$44,962	$10,050

The accompanying notes are an integral part of these financial statements.

F2

Ricky's Board Shop, Inc.

(a Development Stage Company)

Statements of Operations

	For the years ended		September 19, 2006
	December 31,		(Inception) to
	2007	2006	December 31, 2007

Revenue	$-	$-	$-

Expenses:
Depreciation expense	255	-	255
Executive compensation	-	7,500	7,500
General and administrative expense	4,233	425	4,658
Total expenses	4,488	7,925	12,413

Operating loss	(4,488)	(7,925)	(12,413)

Other expenses:
Interest expense	(1,005)	(68)	(1,073)
Total expenses	(1,005)	(68)	(1,073)

(Loss) before provision for income taxes	(5,493)	(7,993)	(13,486)

Provision for income taxes	-	-	-

Net (loss)	$(5,493)	$(7,993)	$(13,486)

Weighted average number of
common shares outstanding - basic and fully diluted	7,539,945	7,500,000

Net (loss) per share-basic and fully diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

F3

Ricky's Board Shop, Inc.

(a Development Stage Company)

Statement of Stockholders' Equity

				(Deficit)
				Accumulated
	Common Stock		Additional	During	Total
			Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

October 2006
Donated capital	-	$-	$50	$-	$50

December 2006
Issued for services	7,500,000	7,500	-	-	7,500

December 2006
Warrants issued with note payable	-	-	23	-	23

Net (loss)
For the period September 19, 2006
(inception) to December 31, 2006	-	-	-	(7,993)	(7,993)

Balance, December 31, 2006	7,500,000	7,500	73	(7,993)	(420)

November 2007
Issued for cash	405,000	405	40,095	-	40,500

December 2007
Offering costs	-	-	(1,100)	-	(1,100)

Net (loss)
For the year ended
December 31, 2007	-	-	-	(5,493)	(5,493)

Balance, December 31, 2007	7,905,000	$7,905	$39,068	$(13,486)	$33,487

The accompanying notes are an integral part of these financial statements.

F4

Ricky's Board Shop, Inc.

(a Development Stage Company)

Statements of Cash Flows

	For the years ended		September 11, 2003
	December 31,		(Inception) to
	2007	2006	December 31, 2007
Cash flows from operating activities
Net (loss)	$(5,493)	$(7,993)	$(13,486)
Adjustments to reconcile net (loss) to
net cash (used) by operating activities:
Shares issued for services - related party	-	7,500	7,500
Amortization of warrants issued for financing costs	22	1	23
Depreciation	255	-	255
Changes in operating assets and liabilities:
Increase in accounts payable	-	425	425
Increase in accrued interest	983	67	1,050
Net cash (used) by operating activities	(4,233)	-	(4,233)

Cash flows from investing activities
Purchase of fixed assets	(799)	-	(799)
Net cash provided by financing activities	(799)	-	(799)

Cash flows from financing activities
Proceeds received from note payable	-	10,000	10,000
Donated capital	-	50	50
Issuances of common stock, net	39,400	-	39,400
Net cash provided by financing activities	39,400	10,050	49,450

Net increase (decrease) in cash	34,368	10,050	44,418
Cash - beginning	10,050	-	-
Cash - ending	$44,418	$10,050	$44,418

Supplemental disclosures:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash transactions:
Shares issued for services - related party	$-	$7,500	$7,500
Number of shares issued for services - related party	-	7,500,000	7,500,000
Amortization of warrants issued for financing costs	$22	$1	$23
Number of warrants issued for financing costs	-	200,000	200,000

The accompanying notes are an integral part of these financial statements.

F5

Ricky's Board Shop, Inc.

(a Development Stage Company)

Notes

Note 1 - History and organization of the company

The Company was organized September 19, 2006 (Date of Inception) under the laws of the State of Nevada as Ricky's Board Shop, Inc.  The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company.  The Company was initially authorized to issue 100,000,000 shares of its $0.001 par value common stock and 100,000,000 shares of its $0.001 par value preferred stock.

The business of the Company is to sell outdoor sporting goods and equipment via the Internet.  The Company has limited operations and in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7), "Accounting and Reporting by Development Stage Enterprises," the Company is considered a development stage company.

Note 2 - Accounting policies and procedures

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  There were no cash equivalents as of December 31, 2007 and 2006.

Revenue recognition

The Company recognizes revenue and gains when earned and related costs of sales and expenses when incurred.

Advertising costs

The Company expenses all costs of advertising as incurred.  There were no advertising costs included in selling, general and administrative expenses for the year ended December 31, 2007 and 2006.

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.  No such impairments have been identified by management at December 31, 2007 and 2006.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share".  Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock warrants were exercised into common stock.  For the years ended December 31, 2007 and 2006, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants on the Company's net loss.

Reporting on the costs of start-up activities

Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred.  SOP 98-5 is effective for fiscal years beginning after December 15, 1998.  With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

F6

Ricky's Board Shop, Inc.

(a Development Stage Company)

Notes

Note 2 - Accounting policies and procedures (continued)

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2007 and 2006.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes.  Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

General and administrative expenses

The significant components of general and administrative expenses consists of meals and entertainment expenses, legal and professional fees, outside services, office supplies, postage, and travel expenses.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends

The Company has not yet adopted any policy regarding payment of dividends.  No dividends have been paid or declared since inception.

Recent pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 ("FIN 48").  FIN 48 clarified the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of FIN 48 did not have a material impact on our balance sheet or statement of operations.

F7

Ricky's Board Shop, Inc.

(a Development Stage Company)

Notes

Note 2 - Accounting policies and procedures (continued)

Recent pronouncements (continued)

In September 2006, the Securities and Exchange Commission staff ("SEC") issued SAB 108.  SAB 108 was issued to provide consistency to how companies quantify financial statement misstatements.  SAB 108 establishes an approach that requires companies to quantify misstatements in financial statements based on effects of the misstatement on both the consolidated balance sheet and statement of operations and the related financial statement disclosures.  Additionally, companies must evaluate the cumulative effect of errors existing in prior years that previously had been considered immaterial.  We adopted SAB 108 in connection with the preparation of our annual financial statements for the year ended December 31, 2007 and found no adjustments necessary.

Year end

The Company has adopted December 31 as its fiscal year end.

Note 3 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has incurred a net loss of ($13,486) for the period from September 19, 2006 (inception) to December 31, 2007, and had no sales.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These conditions raise substantial doubt about the Company's ability to continue as a going concern.  These financial statements do not include any adjustments that might arise from this uncertainty.

Note 4 - Income taxes

For the years ended December 31, 2007 and 2006, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2007 and 2006, the Company had approximately $4,517 and $492 of federal and state net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2026.

The components of the Company's deferred tax asset are as follows:

	December 31
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$ 1,534	$ 167
Valuation allowance	(1,534)	(167)
Total deferred tax assets	$ -	$ -

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2007 and 2006.

F8

Ricky's Board Shop, Inc.

(a Development Stage Company)

Notes

Note 5 - Debt and interest expense

On December 8, 2006, the Company conducted a private offering of debt securities, whereby it secured $10,000 in bridge loan financing from one non-affiliated entity.  The aggregate principal amount and interest accrued thereupon was due December 8, 2007, and is currently past due.  The note bears an interest rate of 10.5%, calculated annually, and contains no prepayment penalty.  As of December 31, 2007 and 2006, the Company recorded interest expense of $1,005 and $68, respectively, related to the note payable.

In connection with the debt offering, the note-holder was issued warrants to purchase shares of the Company's par value common stock.  Resultantly, a discount of $23 was attributed to the value of the note, which amount was amortized over a period of 12 months.  As of December 31, 2007, a total of $23 has been amortized and recorded as interest expense related to the warrants.  See note 7 for additional discussion regarding the issuance of warrants.

Note 6 - Stockholders' equity

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock and 100,000,000 shares of its $0.001 par value preferred stock.

On October 26, 2006, an officer and director of the Company donated cash in the amount of $50.  The entire amount is considered donated capital and recorded as additional paid-in capital.

On December 27, 2006, the Company issued 7,500,000 shares of its par value common stock as founders' shares to an officer and director in exchange for services rendered in the amount of $7,500.

On November 26, 2007, the Company issued 405,000 shares of its par value common stock in a private placement offering for total gross cash proceeds in the amount of $40,500.  Total offering costs related to this issuance was $1,100.

As of December 31, 2007, there have been no other issuances of common or preferred stock.

Note 7 - Warrants and options

As of September 19, 2006, the date of inception, there were no warrants outstanding.

On December 8, 2006, the Company issued warrants to purchase shares of the Company's par value common stock to one non-affiliated entity in conjunction with a bridge loan agreement.  The warrant holder was granted the right to purchase 200,000 shares of common stock of the Company for an aggregate purchase price of $22,000 or $0.11 a share.  The aggregate fair value of such warrants totaled $23 based on the Black Schoeles Merton pricing model using the following estimates: 6% risk free rate, 100% volatility and expected life of the warrants of approximately 5 years.

F9

Ricky's Board Shop, Inc.

(a Development Stage Company)

Notes

Note 7 - Warrants and options (continued)

The following is a summary of the status of all of the Company's stock warrants as of December 31, 2007:

	Number Of Shares	Weighted-Average Exercise Price
Outstanding at September 19, 2006	0	$ 0.00
Granted	200,000	$ 0.11
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at December 31, 2006	200,000	$ 0.11
Granted	0	$ 0.00
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at December 31, 2007	200,000	$ 0.11
Options exercisable at December 31, 2006	200,000	$ 0.11
Options exercisable at December 31, 2007	200,000	$ 0.11

The following tables summarize information about stock warrants outstanding and exercisable at December 31, 2007:

	STOCK WARRANTS OUTSTANDING
Exercise Prices	Number of Shares Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
$ 0.11	200,000	4	$ 0.11
	200,000	4	$ 0.11

	STOCK WARRANTS EXERCISABLE
Exercise Prices	Number of Shares Exercisable	Weighted- Average Exercise Price
$ 0.11	200,000	$ 0.11
	200,000	$ 0.11

As of December 31, 2007, there were no other warrants or options outstanding to acquire any additional shares of common stock.

Note 8 - Related party transactions

The Company issued 7,500,000 shares of its no par value common stock as founders' shares to an officer and director in exchange for services rendered in the amount of $7,500.

A shareholder, officer and director of the Company donated $50 in cash to the Company.  This amount has been donated to the Company, is not expected to be repaid and is considered additional paid-in capital.

The Company does not lease or rent any property.  Office services are provided without charge by an officer and director of the Company.  Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.  The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests.  The Company has not formulated a policy for the resolution of such conflicts.

F10

Management's Discussion and Plan of Operation

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Ricky's Board Shop, Inc. was incorporated in Nevada on September 19, 2006.  We are a startup and have not yet realized any revenues.  Our efforts have focused primarily on the development and implementation of our business plan.  No development related expenses have been or will be paid to affiliates of RBS.

We seek to establish ourselves as an online retailer of recreational sports equipment.  In order to commence our planned principal operations, we must publish our website and develop and initiate a marketing and advertising campaign.

1.

Establish our Internet presence:  We believe that developing a website is critical to reaching prospective customers and generating awareness of our brand and proposed product offerings.  We have reserved the domain name www.theshopcorp.com and are working to develop content for the web site.  Once operational, the site will serve as our base of operations and the sole method through which we will realize sales.  Our website is not currently functional.  We anticipate having our website operational by the beginning of the second quarter of fiscal year 2008.

2.

Develop and implement an Internet marketing strategy:  During the second quarter of 2008, after publishing our website, we expect to develop and implement a promotional strategy to generate awareness of our brand and drive traffic to our as-yet unfinished web site.  Our current plan is to develop and implement a marketing plan by utilizing search engine placement and keyword submission optimization services to increase the visibility of our website to our target market.  However, we expect to continuously assess new marketing strategies; thus, we cannot predict whether the actual marketing and advertising efforts we implement will remain in its current form or not.  To date, we have not developed or implemented any marketing strategy.

On December 8, 2006, we secured bridge loan financing in the amount of $10,000, from a non-affiliated third-party, in an effort to finance our start-up operations.  The loan bears an interest rate of 10.5% per annum, calculated annually.  The total amount borrowed, along with any accrued interest, was due December 8, 2007 and is currently past due.  In connection with the debt offering, the note holder was issued warrants to purchase 200,000 shares of our common stock.  The aggregate purchase price is $22,000, or $0.11 per share.  Assuming the exercise of all of the warrants, we intend to use the gross proceeds of $22,000 for general working capital.  However, we cannot assure you that the warrant holder will exercise any of the warrants.  We cannot guarantee that we will be able to repay any amount borrowed.

During the year ended December 31, 2007, we did not generate any revenues, and incurred a net loss of $5,493, attributable to $255 in depreciation expense recognized from our computer equipment, $4,233 in general and administrative expenses related to the cost of developmental activities and $1,005 in interest expense incurred as a result of our bridge loan.  During the year ended December 31, 2006, we did not generate any revenues and had a net loss of $7,993, due to $7,500 in executive compensation, $425 in general and administrative expenses and $68 in interest expense.

From our inception to December 31, 2007, we generated no revenues, while experiencing an aggregate net loss of $13,486.  The cumulative net loss was attributable, in part, to depreciation expense of $255 related to our computer equipment.  We also incurred $4,658 in general and administrative expenses related to the costs of start-up operations and $7,500 in executive compensation paid to Mr. Richard Krieger, a related party, in the form of 7,500,000 shares of common stock issued for services rendered.

We believe that our cash on hand as of December 31, 2007 in the amount of $44,418 is sufficient to maintain our current level of operations for the next approximately 12 months.  In an effort to obtain our working capital, in November 2007, we completed an offering of our equity securities, whereby we sold an aggregate of 405,000 shares of our common equity for total gross cash proceeds of $40,500.  We believe that these funds will be sufficient to initiate establishing a base of operations and satisfy our operating requirements for the next at least 12 months.  The table below sets forth the anticipated use of the proceeds raised in our private offering for the elements of our business plan that constitute top priorities and the amount expended as of December 31, 2007:

	Amount	Amount	Estimated
	Allocated	Expended	Completion

Accounting fees	$ 9,000	$ 0	Quarterly
Debt repayment	$10,000	$ 0	March 2008
Inventory	$ 8,000	$ 0	Use as needed
Website development and maintenance	$ 5,000	$ 0	March 2008

All use of proceeds figures represent our management's best estimates and are not expected to vary significantly.  However, in the event we incur or expect to incur expenses materially outside of these estimates, we intend to file an amended registration statement, of which this prospectus is a part of, disclosing the changes and the reasons for any revisions.

In addition to raising capital through sales of our equity and debt securities, generating sales in the next six months is important to support our planned ongoing operations.  However, we cannot guarantee that we will generate any such sales.  If we do not generate sufficient revenues and cash flows to support our operations over the next 12 months, we may need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  We can not assure you that any financing can be obtained or, if obtained, that it will be on reasonable terms.

Our management does not anticipate the need to hire additional full- or part- time employees over the next 12 months, as the services provided by our current officers and directors appear sufficient at this time. Our officers and directors work for us on a part-time basis, and are prepared to devote additional time, as necessary.  We do not expect to hire any additional employees over the next 12 months.

Our management does not expect to incur research and development costs.

We do not have any off-balance sheet arrangements.

We currently do not own any significant plant or equipment that we would seek to sell in the near future.

We have not paid for expenses on behalf of our directors.  Additionally, we believe that this fact shall not materially change.

We currently do not have any material contracts and or affiliations with third parties.

Our officers and directors recognize that we are required to continuously file reports with the SEC and any exchange we may be quoted on, and understand the resultant increased costs of being a public reporting company.  We believe that investors are more agreeable to invest in a company that intends to become a public company rather than to remain private with no foreseeable exit strategy for shareholders.  Thus, we raised capital in a private placement offering completed in November 2007 with the intention of RBS becoming a public reporting company.  Our private investors held no influence on the decision to become a public company.

In addition, our officers and directors believe that a benefit of being a public company is the access to capital markets.  We believe that if additional funds are required to finance our continuing operations, we may be able to obtain more capital by pursuing an offering of equity or debt securities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Directors, Executive Officers, Promoters and Control Persons

Directors are elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified.  Officers are appointed by the Board of Directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.  The Board of Directors has no nominating, auditing or compensation committees.

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position	Period of Service(1)

Richard S. Krieger (2)	22	President, CEO and Director	September 2007 - 2008

Kandice Olsen (2)	22	Secretary, Treasurer and Director	September 2007 - 2008

Notes:

1.

Our directors will hold office until the next annual meeting of the stockholders, which shall be held in September of 2008, and until successors have been elected and qualified.  Our officers were appointed by our directors and will hold office until she resigns or is removed from office.

2.

Both Mr. Krieger and Mrs. Olsen have obligations to entities other than Ricky's Board Shop.  We expect both of these individuals to spend approximately 10-20 hours per week on our business affairs.  At the date of this prospectus, Ricky's Board Shop is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Background of Directors, Executive Officers, Promoters and Control Persons

Richard Spears Krieger, President: Mr. Krieger attends Spokane Falls Community College, where he is pursuing an associates degree in business management.  He is currently the owner and manager of The Shop, a retail establishment that sells and demonstrates equipment used in board sports.  From 1999 to 2003, Mr. Krieger was employed at the family residential leasing business, Krieger Properties.  He worked on many apartment and rental home remolding projects throughout the Bay area of California, as well as in the Spokane, Washington area.  From 2003 to 2005, Mr. Krieger was a manager at Spokane Alpine Haus in Spokane, Washington.  His duties included sales and customer service related to snow and water sports equipment.

Kandice Olsen, Secretary and Treasurer:  Mrs. Olsen currently owns and operates Suncrest Gourmet Coffee in Nine Mile Falls, Washington.  She is responsible for customer service, as well as all management functions of the restaurant.  From 2006 to 2007, Mrs. Olsen managed Sunrise Espresso in Spokane, Washington where, in addition to her customer service and managerial duties, she learned to service and repair the specialty coffee machines used to prepare all types of coffee drinks.  From 2004 to 2006, she owned her first coffee shop in Spokane, Washington, Coyotte Latte.  Her experience prior to 2004 encompassed customer service and phone sales for Chris Olson Customs in Spokane.

Family Relationships

Mr. Richard Krieger and Mrs. Kandice Olsen are married.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions.  Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Involvement on Certain Material Legal Proceedings During the Last Five Years

No petition under the Federal bankruptcy laws or any state insolvency law has ever been filed by or against, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of any of our officers or directors, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing.

No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.

No bankruptcy petitions have been filed by or against any business or property of any director, officer, significant employee or consultant of the Company nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.

No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen -sation ($)	Non- Qualified Deferred Compen -sation Earnings($)	All Other Compen -sation ($)	Total ($)

Richard Krieger	2007	0	0	0	0	0	0	0	0
President	2006	0	0	7,500(1)	0	0	0	0	7,500

Kandice Olsen	2007	0	0	0	0	0	0	0	0
Secretary and
Treasurer

Notes:

1.

In December 2007, we issued 7,500,000 shares of $0.001 par value common stock to Richard Krieger, an officer and director, in exchange for services performed valued at $7,500.

Employment Contracts And Officers' Compensation

We do not have employment agreements.  Any future compensation to be paid will be determined by our Board of Directors, and an employment agreement will be executed.

Directors' Compensation

Our directors are not entitled to receive compensation for services rendered to us, or for each meeting attended except for reimbursement of out-of-pocket expenses.  We have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors of our company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of Ricky's Board Shop, Inc.'s common stock by all persons known by Ricky's Board Shop to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group.  Unless otherwise specified, the named beneficial owner has, to Ricky's Board Shop's knowledge, either sole or majority voting and investment power.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(1)	Amount of Beneficial Ownership(2)	Percent of Class
			Before Offering	After Offering(3)

Common	Richard Krieger, President and CEO	7,500,000	94.9%	94.9%

	All Directors and Officers as a group (1 persons)	7,500,000	94.9%	94.9%

Notes:

1.

The address for Richard Krieger is c/o Ricky's Board Shop, Inc., 2904 E. Francis, Spokane, WA 99208.

2.

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

3.

Assumes the sale of the maximum amount of this offering (405,000 shares of common stock by the selling shareholders).  The aggregate amount of shares to be issued and outstanding, assuming a maximum offering is 7,905,000.

Stock Option Plan And Other Long-Term Incentive Plan

We currently do not have existing or proposed option/SAR grants.

Certain Relationships and Related Transactions

In December 2006, we issued 7,500,000 shares of $0.001 par value common stock to Richard Krieger, an officer and director, in exchange for services performed valued at $7,500, related specifically to the formation and organization of our corporation, as well as setting forth a business plan and operational objectives.

Additionally, we use office space and services provided without charge by Mr. Krieger.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Indemnification of Directors and Officers

Ricky's Board Shop, Inc.'s Articles of Incorporation, its Bylaws, and certain statutes provide for the indemnification of a present or former director or officer.  See Item 24 "Indemnification of Directors and Officers," on page 39.

The Securities and Exchange Commission's Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Dealer Prospectus Delivery Obligation

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered.  Ricky's Board Shop has agreed to pay all costs and expenses relating to the registration of its common stock.  All amounts are estimated.

EDGAR Conversion Fees	$ 500
Transfer Agent Fees	500
Accounting and Legal Fees	4,000
SEC Registration Fee	10
Total	$5,010

Indemnification of Directors and Officers.

Ricky's Board Shop's Articles of Incorporation and its Bylaws provide for the indemnification of a present or former director or officer.  Ricky's Board Shop indemnifies any of its directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, expenses, including attorney's fees actually or reasonably incurred by him.  Nevada law also provides for discretionary indemnification for each person who serves as or at Ricky's Board Shop's request as one of its officers or directors.  Ricky's Board Shop may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of Ricky's Board Shop's directors or officers.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, Ricky's Board Shop's best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Corporation shall indemnify its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Recent Sales of Unregistered Securities.

In December 2006, we issued 7,500,000 shares of our common stock to Richard Krieger, our founding shareholder and an officer and director.  This sale of stock did not involve any public offering, general advertising or solicitation.  The shares were issued in exchange for services performed by the founding shareholder on our behalf in the amount of $7,500.  Mr. Krieger received compensation in the form of common stock for performing services related to the formation and organization of our Company, including, but not limited to, designing and implementing a business plan and providing administrative office space for use by the Company; thus, these shares are considered to have been provided as founder's shares.  Additionally, the services are considered to have been donated, and have resultantly been expensed and recorded as a contribution to capital.  At the time of the issuance, Mr. Krieger had fair access to and was in possession of all available material information about our company, as his is the sole officer and director of Ricky's Board Shop, Inc.  The shares bear a restrictive transfer legend.  On the basis of these facts, we claim that the issuance of stock to our founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Also in December 2006, we conducted a private offering of debt securities, whereby we secured $10,000 in bridge loan financing from a non-affiliated third-party entity.  The aggregate principal amount and interest accrued thereupon was due December 8, 2007, and is currently past due.  The note bears an interest rate of 10%, calculated annually.  In connection with the debt offering, the note holder was issued warrants to purchase 200,000 shares of our common stock for an aggregate purchase price of $22,000, or $0.11 a share.  The securities were issued in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act.

In November 2007, we sold 405,000 shares of our common stock to 24 non-affiliated shareholders.  The shares were issued at a price of $0.10 per share for total cash in the amount of $40,500.  The shares bear a restrictive transfer legend.  This November 2007 transaction (a) involved no general solicitation, (b) involved less than thirty-five non-accredited purchasers and (c) relied on a detailed disclosure document to communicate to the investors all material facts about Ricky's Board Shop, Inc., including an audited balance sheet, statements of income, changes in stockholders' equity and cash flows.  Each purchaser was given the opportunity to ask questions of us.  Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

Exhibits

Exhibit Number	Name and/or Identification of Exhibit

3.	Articles of Incorporation & By-Laws
a) Articles of Incorporation (1)
b) Bylaws (1)

5.	Opinion on Legality
Attorney Opinion Letter.

10.	Material Contracts
a) Bridge Loan Agreement (1)
b) Warrant Agreement (1)

23.	Consent of Experts and Counsel
a) Consent of Counsel, incorporated by reference to Exhibit 5 of this filing.
b) Consent of Independent Registered Public Accounting Firm.

(1) Incorporated by reference to the Company's Form S-1 Registration Statement filed on February 27, 2008.

Undertakings

In this Registration Statement, we are including undertakings required pursuant to Rule 415, Rule 430A and Rule 430C under the Securities Act.

Under Rule 415 of the Securities Act, we are registering securities for an offering to be made on a continuous or delayed basis in the future.  The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, we include the following undertakings in this Registration Statement:

A.  The undersigned Registrant hereby undertakes:

(1)

To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the  Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C.            For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

D.            That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration tatements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the State of Washington on March 17, 2008.

RICKY'S BOARD SHOP, INC.
(Registrant)

By: /s/ Richard Krieger, President & CEO

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Richard Krieger	President, CEO and Director	March 17, 2008
Richard Krieger

/s/ Kandice Olsen	Chief Financial Officer	March 17, 2008
Kandice Olsen

/s/ Kandice Olsen	Chief Accounting Officer	March 17, 2008
Kandice Olsen

Exhibit Index

Exhibit Number	Name and/or Identification of Exhibit

3.	Articles of Incorporation & By-Laws
a) Articles of Incorporation (1)
b) Bylaws (1)

5.	Opinion on Legality
Attorney Opinion Letter.

10.	Material Contracts
a) Bridge Loan Agreement (1)
b) Warrant Agreement (1)

23.	Consent of Experts and Counsel
a) Consent of Counsel, incorporated by reference to Exhibit 5 of this filing.
b) Consent of Independent Registered Public Accounting Firm.

(1) Incorporated by reference to the Company's Form S-1 Registration Statement filed on February 27, 2008.